EXHIBIT 99.01


From:    DRYCLEAN USA. Inc.
         290 NE 68 Street
         Miami, FL  33138
         Michael Steiner  (305) 754-4551
         Venerando Indelicato  (813) 814-0722

                              FOR IMMEDIATE RELEASE

DRYCLEAN USA, INC. REPORTS FIRST QUARTER RESULTS
------------------------------------------------

Miami, FL - November 12, 2003 - DRYCLEAN USA, Inc. (AMEX:DCU) today reported operating results for the first quarter of fiscal 2004 ended September 30, 2003.

Revenues for the first quarter of fiscal 2004 were $3,299,861, compared to revenues of $3,807,075 for the same period of last year. Net earnings for the first three months of fiscal 2004 were $83,159 or $.01 per diluted share, compared to $183,388 or $.03 per diluted share for the same three months of fiscal 2003.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA, Inc. stated:
"Although operating results for the first quarter were less than last year's results, quarterly comparisons are not always as meaningful as annual comparisons for our company, as last year's results contained some large shipments at the end of the quarter. However, incoming orders and inquiries appear to be on the rise consistent with the improving domestic economy."

DRYCLEAN USA, Inc. is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America. Founded in 1960, its dry cleaning and laundry machinery division is also one of the nation's leading distributors of industrial laundry, dry cleaning machines and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concering such factors are discussed in Company reports filed with the Securities and Exchange Commission.


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DRYCLEAN USA, Inc.


                          DRYCLEAN USA, Inc. (AMEX:DCU)

                      Consolidated Statements of Operations


                                   Three months ended       Three months ended
                                   September 30, 2003       September 30, 2002
                                       ----------               ----------

Revenues                               $3,299,861               $3,807,075

Earnings before income taxes              138,599                  305,646
Provision for income taxes                 55,440                  122,258
                                       ----------               ----------

         Net earnings                  $   83,159               $  183,388
                                       ==========               ==========

Basic and diluted earnings per share   $      .01               $      .03

Weighted average shares outstanding
     Basic and diluted                  6,996,450                6,996,450